CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 15 to Registration Statement No. 333-144503 of the COLI VUL-2 Series Account of Great-West Life & Annuity Insurance Company of New York on Form N-6 of our report dated March 31, 2016 on the financial statements of Great-West Life & Annuity Insurance Company of New York (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph referring to the financial statements which have been prepared from separate records maintained by the Company and may not necessarily be indicative of conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company) appearing in the Statement of Additional Information, which is part of the Registration Statement.

We also consent to the references to us as experts under the heading “Independent Auditors” in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 20, 2016